As filed with the Securities and Exchange Commission on January 14, 2019
Registration No. 333-60353
Registration No. 333-128776
Registration No. 333-129525
Registration No. 333-182118

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENTS NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-60353
FORM S-8 REGISTRATION STATEMENT NO. 333-128776
FORM S-8 REGISTRATION STATEMENT NO. 333-129525
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-182118

UNDER
THE SECURITIES ACT OF 1933

BIRNER DENTAL MANAGEMENT SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Colorado (State or Other Jurisdiction of Incorporation or Organization)	84-1307044 (I.R.S. Employer Identification Number)

1777 South Harrison Street, Suite 1400
Denver, Colorado 80210
 (Address of Principal Executive Officers including Zip Code)

Birner Dental Management Services, Inc. 1995 Employee Stock Option Plan
Birner Dental Management Services, Inc. 1995 Stock Option Plan for Managed Dental Centers
Birner Dental Management Services, Inc. 2005 Equity Incentive Plan
(Full Title of the Plans)

C. Mitchell Goldman
Chief Executive Officer, President, Secretary and Treasurer
Birner Dental Management Services, Inc.
1777 South Harrison Street, Suite 1400
Denver, Colorado 80210
(Name and Address of Agent for Service)

(303) 691-0680
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Richard A. Silfen, Esq.
Barry Steinman, Esq.
Duane Morris LLP
30 South 17th Street
Philadelphia, Pennsylvania 19103
(215) 979-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed to deregister all shares of the common stock, having no par value per share (the “Shares”), of Birner Dental Management Services, Inc., a Colorado corporation (the “Company”), that were registered on the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “Commission”):

•
Registration Statement (Registration No. 333-60353), which was filed with the Commission on July 31, 1998, pertaining to the registration of 1,558,900 Shares, of which 917,000 Shares were issuable pursuant to the Company’s Birner Dental Management Services, Inc. 1995 Employee Stock Option Plan and 641,900 Shares were issuable pursuant to the Company’s Birner Dental Management Services, Inc. 1995 Stock Option Plan for Managed Dental Centers;

•
Registration Statement (Registration No. 333-128776), which was filed with the Commission on October 3, 2005, pertaining to the registration of 150,000 Shares issuable pursuant to the Birner Dental Management Services, Inc. 2005 Equity Incentive Plan (the “Equity Incentive Plan”);

•
Registration Statement (Registration No. 333-129525), which was filed with the Commission on November 7, 2005, pertaining to the registration of an additional 150,000 Shares issuable pursuant to the Equity Incentive Plan; and

•
Registration Statement (Registration No. 333-182118), which was filed with the Commission on June 14, 2012, pertaining to the registration of an additional 475,000 Shares issuable pursuant to the Equity Incentive Plan.

On October 3, 2018, the Company entered into an Agreement and Plan of Merger with Mid-Atlantic Dental Services Holdings, LLC, a Delaware limited liability company (“Parent”), and Bronco Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on January 14, 2019.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Denver, Colorado, on January 14, 2019.

BIRNER DENTAL MANAGEMENT SERVICES, INC.

By:	/s/ C. Mitchell Goldman
Name:	C. Mitchell Goldman
Title:	Chief Executive Officer, President, Secretary and Treasurer

No other person is required to sign these Post-Effective Amendments to the Registration Statements Pursuant to Rule 478 under the Securities Act.

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